Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

QUALTEK SERVICES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock, $0.0001 par value per share	457(a)	3,283,000	$1.61(1)	$5,285,630	0.0000927	$490
Fees to Be Paid	Other	Warrants to purchase Class A Common Stock	457(g)	306,000	$11.80	-	-	(2)
Fees to Be Paid	Equity	Class A Common Stock issuable upon exercise of Warrants	457(f)	306,000	$11.77(3)	$3,601,620	0.0000927	$334
Fees to Be Paid	Debt Convertible into Equity	Senior Convertible Notes due 2027	457(o)	$124,685,000(4)	100	$124,685,000	0.0000927	$11,559
Fees to Be Paid	Other	Guarantees of Senior Convertible Notes due 2027	(5)	-	-	-	-	-
Fees to Be Paid	Equity	Class A Common Stock issuable upon exercise of Senior Convertible Notes due 2027	(6)	31,104,034(7)	-	-	-	-
Fees Previously Paid

	Total Offering Amounts					$133,572,250		$12,383
	Total Fees Previously Paid							—
	Total Fee Offsets							—

	Net Fee Due							$12,381

(1)Estimated in accordance with Rule 457(a) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Company’s common stock as reported on The Nasdaq Capital Market on September 15, 2022.

(2)Pursuant to Rule 457(g) under the Securities Act, no additional registration fee is payable with respect to the warrants.

(3)Pursuant to Rules 457(f)(1) and 457(i) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price for the Warrants is an amount equal to (i) $0.27, the average of the high and low trading prices of warrants on The Nasdaq Capital Market on September 6, 2022 and (ii) the exercise price of $11.50 per share of Class A Common Stock issuable upon exercise of such warrant.

(4)Represents the maximum principal amount of the notes being registered for resale on this registration statement by the Selling Securityholders named in this registration statement.

(5)Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is payable with respect to the guarantees.

(6)No additional consideration will be received upon conversion of such notes, and therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(7)Represents the number of shares of Class A common stock (the “Common Stock”) that may be issued upon conversion of the Senior Convertible Notes due 2027 registered hereunder. As more fully described in this registration statement, the initial conversion rate is 100.0000 shares of Common Stock per $1,000 principal amount of notes subject to adjustment as more fully described in this Registration Statement. The Senior Convertible Notes due 2027 are initially convertible into 31,104,034 shares of Common Stock, subject to adjustment as more fully described in this Registration Statement. The number of shares of Common Stock being registered represents a good faith estimate of the maximum number of shares that may be issued upon conversion of the Selling Securityholders’ Senior Convertible Notes due 2027. Pursuant to Rule 416 under the Securities Act, the registrant is also registering for resale such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions thereof.